Exhibit 10.22

AMENDMENT NO. 6

TO

AMENDED AND RESTATED

2013 STOCK OPTION PLAN

WHEREAS, the Montrose Environmental Group, Inc. (the “Company”) maintains the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan, as amended by Amendment Nos. 1 – 5 (as amended, the “Plan”); and

WHEREAS, the Board of Directors of the Company have determined it in the best interests of the Company to amend the Plan pursuant to Section 13 thereof to provide for an additional number of Shares (as defined in the Plan) currently available under the Plan.

NOW THEREFORE, effective as of the date approved by the Company’s shareholders, the Plan is hereby amended as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

2.	Stock Subject to the Plan. The second sentence of Section 3 of the Plan shall be amended and restated in its entirety to reflect the increase in available options to read as follows:

“Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be issued upon exercise of such Options is Eighty Eight Thousand Ninety Four (88,094) Shares.”

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect.

This Amendment has been adopted by the Board of Directors as of December 13, 2016.